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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Belo Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required.
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Robert W. Decherd
Chairman of the Board
President and Chief Executive Officer
April 5, 2006
Dear Fellow Shareholder:
We invite you to attend our annual meeting of shareholders that will be held on May 9, 2006 in The Pavilion of the Belo Mansion, at 2101 Ross Avenue, Dallas, Texas. At the meeting, you will hear a report on Belo’s operations and have a chance to meet your directors and executive officers. This package includes the formal notice, proxy statement, and proxy card for the meeting, together with our 2005 annual report.
The proxy statement tells you more about the agenda and voting procedures for the meeting. It also describes how the Board operates and provides information about our directors, including those nominated for election at this year’s meeting.
Whether or not you attend the meeting, we encourage you to vote your shares as soon as possible prior to the meeting either by returning your proxy card or by voting using the telephone or Internet voting procedures outlined in the enclosed materials. Even if you own only a few shares, it is important that your shares be represented at the meeting.
We hope to see you on May 9th.

Sincerely,

Belo Corp.  P. O. Box 655237 Dallas, Texas 75265-5237  Tel. 214.977.6606  Fax 214.977.6603
www.belo.com  Deliveries  400 South Record Street  Dallas, Texas 75202-4841

Belo Corp.
P. O. Box 655237
Dallas, Texas 75265-5237
www.belo.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 9, 2006

To Belo Shareholders:
Please join us for the 2006 annual meeting of shareholders of Belo Corp.. The meeting will be held in The Pavilion of the Belo Mansion, at 2101 Ross Avenue, Dallas, Texas, on Tuesday, May 9, 2006, at 11:00 a.m., Dallas, Texas time. Refreshments will be served prior to the meeting, starting at 10:00 a.m..
At the meeting, the holders of Belo Series A common stock and Belo Series B common stock will act on the following matters:

1. Election of four Class II directors;

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm; and

3. Any other matters that may properly come before the meeting.
All holders of record of shares of Belo Series A common stock and Belo Series B common stock at the close of business on March 17, 2006 are entitled to vote at the meeting or at any postponement or adjournment of the meeting.

By Order of the Board of Directors

GUY H. KERR
Secretary
April 5, 2006

Belo Corp.
P. O. Box 655237
Dallas, Texas 75265-5237
www.belo.com

PROXY STATEMENT

For the Annual Meeting of Shareholders
To Be Held On May 9, 2006
This proxy statement contains information related to the annual meeting of shareholders of Belo Corp. to be held on Tuesday, May 9, 2006, beginning at 11:00 a.m., Dallas, Texas time, at The Pavilion of the Belo Mansion, 2101 Ross Avenue, Dallas, Texas, and any postponement or adjournment of the meeting.
This proxy statement and related proxy card will be distributed to shareholders beginning on or about April 5, 2006.
ABOUT THE MEETING
What is the purpose of the annual meeting?
At the annual meeting, shareholders will act on matters outlined in the accompanying notice, including the election of four directors, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and any other matters properly brought before the meeting. Management will report on Belo’s performance in 2005 and respond to questions and comments from shareholders.
Who can attend the annual meeting?
Shareholders and guests of Belo may attend the annual meeting.
Who may vote at the meeting?
Only shareholders who owned Belo shares at the close of business on March 17, 2006, the record date, or their duly appointed proxies, are entitled to vote at the meeting. If you owned Belo shares at the close of business on March 17, 2006, you are entitled to vote all of the shares that you held on that date at the meeting, or any postponement or adjournment of the meeting. Our common stock is divided into two series: Series A common stock and Series B common stock. Holders of either series of common stock as of the close of business on the record date will be entitled to vote at the meeting. At the close of business on the record date, a total of 90,039,976 shares of Series A common stock and 15,122,077 shares of Series B common stock were outstanding and entitled to vote.
What are the voting rights of the holders of Series A common stock and Series B common stock?
Holders of Series A and Series B common stock vote together as a single class on all matters to be acted upon at the annual meeting. Each outstanding share of Series A common stock will be entitled to one vote on each matter. Each outstanding share of Series B common stock will be entitled to 10 votes on each matter.
What constitutes a quorum to conduct business at the meeting?
In order to carry on the business of the meeting, we must have a quorum present in person or by proxy. Both a majority of the voting power of the outstanding shares eligible to vote and at least one-third of the outstanding shares entitled to vote must be present at the meeting, in person or by proxy, in order to constitute a quorum.

Abstentions and broker non-votes are counted as present at the meeting for purposes of determining whether we have a quorum. A broker non-vote occurs when a broker or other nominee returns a proxy but does not vote on a particular proposal because the broker or nominee does not have authority to vote on that particular item and has not received voting instructions from the beneficial owner.
How do I cast my vote?
You may vote by proxy, which gives the proxy holder the right to vote your shares on your behalf, or you may vote in person at the meeting.
You may receive more than one proxy card depending on how you hold your shares. Shares registered in your name and any shares held in your Belo Savings Plan account are covered by separate proxy cards. Shares held in the Belo Savings Plan may be voted only by the plan trustees. Also, if you hold shares indirectly through someone else, such as a broker, you may receive material from that person asking how you want to vote. It is important that you follow the instructions on each proxy card and vote the shares represented by each card separately.
How do I vote by proxy?
If you vote by proxy, you may vote by telephone, online via the Internet, or by completing and returning your enclosed proxy card in the envelope provided. All proxy cards that are properly completed and submitted will be voted as specified. However, if you sign, date, and return your proxy card but do not check any boxes, the shares represented by that card will be voted FOR all nominees standing for election as directors and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm and, at the discretion of the proxy holders, on any other matter that properly may come before the meeting or any adjournment or postponement of the meeting.
If you want to vote using the telephone or Internet, please follow the instructions on each proxy card and have the proxy card available when you call in or access the voting site. In order to be included in the final tabulation of proxies, completed proxy cards must be received by May 8, 2006 and votes cast using the telephone or Internet must be cast prior to 5:00 p.m. (Eastern Time), on May 8, 2006.
If your shares are held indirectly, your broker or nominee may not offer voting using the telephone or Internet. Please be certain to check your proxy card or contact your broker or nominee to determine available voting arrangements.
How do I vote in person?
You may vote in person by completing a ballot at the annual meeting. If you plan to vote in person but hold shares through a broker or other nominee, you must provide a legal proxy from the broker or nominee evidencing your authority to vote shares the broker held for your account at the close of business on March 17, 2006. You must contact your brokerage firm directly in advance of the annual meeting to obtain a legal proxy.
Blank ballots will be available at the registration table at the meeting. Completed ballots may be deposited at the registration table and a call for completed ballots will be made during the course of the meeting prior to the close of the polls.
Can I change my vote or revoke my proxy?
Yes. You may revoke your proxy (including a telephone or Internet vote) by:

▶	filing a written notice of revocation with the corporate Secretary of Belo Corp. at any time prior to the annual meeting;
▶	delivering a duly executed written proxy bearing a later date by the voting deadline set forth on the proxy card;
▶	submitting a new proxy by telephone or the Internet by the voting deadline set forth on the proxy card; or
▶	voting by ballot at the meeting.

If your shares are held through a broker or nominee, contact that broker or nominee if you wish to change your voting instructions.
Attendance at the meeting does not by itself revoke a previously granted proxy.
How do I vote my shares held in the Belo Savings Plan?
Only the plan trustees, Fidelity Management Trust Company and Wells Fargo Bank, N.A., can vote the shares held by the Belo Savings Plan. If you participate in the Belo Savings Plan and had full shares of Belo common stock credited to your account as of the record date, you will receive a separate voting instruction card for the purpose of instructing the plan trustees how to vote your plan shares. You may instruct the trustees using the telephone or the Internet or by signing and returning your card in the envelope provided. You will not be able to vote these shares in person at the annual meeting.
Because of the time required to tabulate voting instructions from Belo Savings Plan participants before the annual meeting, the trustees must receive your voting instructions by May 7, 2006. If you sign, date, and return a card but do not check any boxes on the card, the trustees will vote your shares FOR all nominees standing for election as directors and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. In addition, at their discretion, the trustees of the Belo Savings Plan are authorized to vote on any other matter that properly may come before the meeting or any adjournment or postponement of the meeting. If the trustees do not receive instructions from you by that date, the trustees will vote your shares in the same proportion as the shares in the Belo Savings Plan for which voting instructions have been received. You may revoke or modify previously given voting instructions by May 7, 2006, by filing with the trustees either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.
What vote does the Board recommend?
The Board recommends a vote FOR all nominees standing for election as directors and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in their own discretion.
What number of votes is required to approve each matter?
▶Election of directors — The affirmative vote of a plurality of the voting power represented at the annual meeting and entitled to vote is required for the election of directors. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. You do not have the right to cumulate votes in the election of directors. In other words, you cannot multiply the number of shares you own by the number of directorships being voted on and then cast the total for only one candidate or among any number of candidates as you see fit. Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate. Votes that are instructed to be withheld with respect to the election of one or more directors will not be voted for the director or directors indicated, although they will be counted for purposes of determining whether a quorum is present.
▶Ratification of appointment of independent registered public accounting firm — The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2006.
▶Other matters — Unless otherwise required by law, the affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required for other matters that may properly come before the meeting.
For matters requiring majority approval, abstentions have the effect of negative votes, meaning that abstentions will be counted in the denominator, but not the numerator, in determining whether a matter has received sufficient votes to be approved. Broker non-votes are not treated as shares entitled to vote on matters requiring majority approval and are excluded from the calculation.
PROXY SOLICITATION
Your proxy is being solicited on behalf of Belo’s Board of Directors. In addition to use of the mails, the solicitation may also be made by use of facsimile, the Internet or other electronic means, or by telephone or personal contact by directors, officers, employees, and agents of Belo. Belo pays the costs of this proxy solicitation.
We have hired Morrow & Co., Inc. to assist in soliciting proxies from beneficial owners of shares held in the names of brokers and other nominees, and have agreed to pay Morrow & Co., Inc. a fee of $6,000 plus its related costs and expenses. We also supply brokers, nominees and other custodians with proxy forms, proxy statements and annual reports for the purpose of sending proxy materials to beneficial owners. We reimburse brokers, nominees and other custodians for their reasonable expenses.

STOCK OWNERSHIP
The following tables set forth information as of March 17, 2006, regarding the beneficial ownership of Belo common stock by our directors, nominees for election as director, the executive officers named in the summary compensation table on page 23, all directors and executive officers as a group, and by each person known to Belo to own more than 5% of the outstanding shares of Series A or Series B common stock. At the close of business on March 17, 2006, the record date, there were 90,039,976 Series A shares, 15,122,077 Series B shares, and 105,162,053 combined Series A and Series B shares issued and outstanding.
Under the rules of the Securities and Exchange Commission (“SEC”), the beneficial ownership of a person or group includes not only shares held directly or indirectly by the person or group but also shares the person or group has the right to acquire within 60 days of the record date (to and including May 16, 2006) pursuant to exercisable options and convertible securities. The information below, including the percentage calculations, is based on beneficial ownership of shares rather than direct ownership of issued and outstanding shares.
Unless otherwise indicated, each person listed below has sole voting power and sole dispositive power with respect to the shares of common stock indicated in the table as beneficially owned by such person. Series A common stock has one vote per share and Series B common stock has 10 votes per share. Consequently, the voting power of Series B holders is greater than the number of shares beneficially owned. For example, the shares of Belo common stock beneficially owned by all directors and executive officers as a group, representing 17.2% of the outstanding shares of Series A and Series B common stock, have combined voting power of 57.6%.
Stock Ownership of Directors, Nominees and Executive Officers

	Shares of Common Stock Beneficially Owned
	And Percentage of Outstanding Shares as of March 17, 2006(1)(2)(3)

					Combined
	Series A		Series B		Series A and Series B

Name	Number	Percent	Number	Percent	Number	Percent

Robert W. Decherd*+	908,928	1.0%	8,320,260	47.7%	9,229,188	8.6%
John L. (Jack) Sander+	4,759	**	855,000	5.3%	859,759	**
Dunia A. Shive+	9,703	**	499,200	3.2%	508,903	**
James M. Moroney III+	73,537	**	3,063,301	19.5%	3,136,838	3.0%
Dennis A. Williamson+	6,103	**	277,200	1.8%	282,303	**
Henry P. Becton, Jr.*s	12,168	**	93,579	**	105,747	**
Louis E. Caldera*	—	**	37,825	**	37,825	**
France A. Córdova, Ph.D.*	—	**	22,920	**	22,920	**
Judith L. Craven, M.D., M.P.H.*	4,800	**	80,022	**	84,822	**
Roger A. Enrico*s	10,000	**	109,939	**	119,939	**
Dealey D. Herndon*	969,279	1.1%	2,731,270	18.0%	3,700,549	3.5%
Laurence E. Hirsch*	10,000	**	110,710	**	120,710	**
Wayne R. Sanders*	3,000	**	22,920	**	25,920	**
William T. Solomon*s	—	**	110,272	**	110,272	**
M. Anne Szostak *	10,000	**	13,121	**	23,121	**
Lloyd D. Ward*s	—	**	52,735	**	52,735	**
J. McDonald Williams*	6,000	**	80,244	**	86,244	**
All directors and executive officers as a group (19 persons)	2,037,778	2.3%	17,135,918	81.2%	19,173,696	17.2%

*	Director

s	Nominee

+	Executive Officer
**	Less than 1%

(1) ▶	Series B shares are convertible at any time on a share-for-share basis into Series A shares but not vice versa. For purposes of determining the number of Series A shares beneficially owned by the persons listed, the person may be deemed to be the beneficial owner of the Series A shares into which the Series B shares owned are convertible. The numbers listed in the Series A column, however, do not reflect the Series A shares that may be deemed to be beneficially owned by the person listed because of this convertibility feature. If the Series A total included shares into which Series B shares held are convertible, the persons listed would be deemed to be the beneficial owners of the following percentages of the Series A shares: Robert Decherd, 9.4%; Dealey Herndon, 4.0%; Jim Moroney, 3.4%; and all directors and executive officers as a group, 17.9%. All other persons listed would be deemed to beneficially own less than 1% of the Series A shares. These percentages are calculated by taking the person’s number of combined Series A and Series B shares as reflected in the table above and dividing that number by the sum of (a) the Series A shares issued and outstanding, plus (b) the total of Series B shares owned by the person as reflected in the table above, plus (c) the person’s exercisable Series A stock options listed in footnote (2) to the table.

▶	The family relationships among the directors and executive officers are as follows: Robert Decherd and Dealey Herndon are brother and sister and Jim Moroney is their second cousin.

▶	The following shares are included in the individual’s holdings because the individual has either sole or shared investment or voting power with respect to such shares.

Robert Decherd — 175,980 Series A shares held in trust for which Robert serves as trustee, and 10,885 Series A shares and 147,224 Series B shares held by a charitable foundation established by Robert and his wife for which he serves as chairman and a director. Robert disclaims beneficial ownership of these shares. Robert’s holdings also include 23,159 Series B shares owned by him and his wife as to which he shares voting and dispositive power.

Jack Sander — 1,000 Series A shares owned by Jack and his wife as to which he shares voting and dispositive power.

Dunia Shive — 824 Series A shares owned by Dunia and her husband as to which she shares voting and dispositive power.

Jim Moroney — 51,995 Series A shares and 2,350,277 Series B shares held by Moroney Management, Limited, a family limited partnership of which he is the managing general partner, and 52,100 Series B shares held in a family trust as to which he has sole voting authority. Jim’s holdings also include 480 Series B shares owned by Jim and his wife as to which he shares voting and dispositive power.

Dennis Williamson — 3,614 Series A shares owned by Dennis and his wife as to which he shares voting and dispositive power.

Dealey Herndon — 20,000 Series A shares held by a charitable foundation she established and for which she serves as a director. Dealey disclaims beneficial ownership of these shares.

(2)	The number of shares shown in the table above includes shares held in the Belo Savings Plan at March 17, 2006 and shares that could be purchased by exercise of options exercisable on March 17, 2006 or within 60 days thereafter (to and including May 16, 2006) under Belo’s stock plans, as follows:

	Shares Held in		Exercisable
	Belo Savings Plan		Stock Options

Name	Series A	Series B	Series A	Series B

Robert W. Decherd	5,466	—	—	2,336,000
John L. (Jack) Sander	3,759	—	—	855,000
Dunia A. Shive	3,631	—	—	499,200
James M. Moroney III	4,868	—	—	602,400
Dennis A. Williamson	2,489	—	—	277,200
Henry P. Becton, Jr.	—	—	—	93,579
Louis E. Caldera	—	—	—	37,825
France A. Córdova, Ph.D.	—	—	—	22,920
Judith L. Craven, M.D., M.P.H.	—	—	—	80,022
Roger A. Enrico	—	—	—	109,939
Dealey D. Herndon	—	—	—	70,022
Laurence E. Hirsch	—	—	—	110,710
Wayne R. Sanders	—	—	—	22,920
William T. Solomon	—	—	—	70,272
M. Anne Szostak	—	—	—	13,121
Lloyd D. Ward	—	—	—	52,735
J. McDonald Williams	—	—	—	74,244
All directors and executive officers as a group (19 persons)	25,856	0	0	5,983,509

(3)	Pursuant to SEC rules, the percentages in the table are calculated by taking the number of shares indicated as beneficially owned by the listed person or group and dividing that number by the sum of (a) the number of issued and outstanding shares in each series or the combined series, as applicable, plus (b) the number of shares of each series or the combined series, as applicable, that the person or group may purchase through the exercise of stock options as indicated in footnote (2) to the table.

Stock Ownership of Other Principal Shareholders (greater than 5%)

		Shares of Common Stock Beneficially Owned
		And Percentage of Outstanding Shares as of
		December 31, 2005(1)(2)(5)

					Combined
	Series A		Series B		Series A and Series B

Name and Address	Number	Percent	Number	Percent	Number	Percent

Private Capital Management(3)	23,325,413	25.9%	—	—	23,325,413	22.2%
8889 Pelican Bay Boulevard Naples, Florida 34108

Capital Research and Management Company and The Growth Fund of America, Inc.(4)	4,850,000	5.4%	—	—	4,850,000	4.6%
333 South Hope Street Los Angeles, California 90071

James M. Moroney, Jr.(5)	101,354	**	827,749	5.5%	929,103	**
P.O. Box 655237 Dallas, Texas 75265-5237

**	Less than 1%

(1)	Series B shares are convertible at any time on a share-for-share basis into Series A shares but not vice versa. For purposes of determining the number of Series A shares beneficially owned by the persons listed, the person may be deemed to be the beneficial owner of the Series A shares into which the Series B shares owned are convertible. The numbers listed in the Series A column, however, do not reflect the Series A shares that may be deemed to be beneficially owned by the person listed because of this convertibility feature.

(2)	Pursuant to SEC rules, the percentages above are calculated by taking the number of shares indicated as beneficially owned by the listed person or firm and dividing that number by the sum of (a) the number of issued and outstanding shares in each series or the combined series, as applicable, plus (b) the number of shares of each series or the combined series, as applicable, that the person or firm may purchase through the exercise of stock options as indicated in the notes to the table.

(3)	Based upon information contained in Amendment No. 5 to its report on Schedule 13G filed with the SEC on February 14, 2006, Private Capital Management shares voting and dispositive power with respect to these shares.

(4)	Based upon information contained in their report on Schedule 13G filed with the SEC on February 10, 2006, Capital Research and Management Company has sole dispositive power with respect to these shares and The Growth Fund of America, Inc., an investment company advised by Capital Research and Management Company, has sole voting power with respect thereto.

(5)	James M. Moroney, Jr., a former director and chief executive officer of Belo, is Jim Moroney’s father and is a cousin of Robert Decherd and Dealey Herndon. Jim Moroney, Jr.’s holdings include 18,800 Series A shares held by a charitable foundation established by Jim Moroney, Jr. and his family and for which he serves as trustee and 18,349 Series B shares that could be purchased by exercise of options exercisable on March 17, 2006 or within 60 days thereafter (to and including May 16, 2006) under Belo’s stock plans. If the Series A total included shares into which Series B shares held are convertible, he would be deemed to be the beneficial owner of 1.0% of the Series A shares. Jim Moroney, Jr.’s ownership information is reported as of March 17, 2006.
Section 16(a) Beneficial Ownership Reporting Compliance
Federal securities laws require that Belo’s executive officers and directors, and persons who own more than ten percent of a registered class of Belo common stock, file reports with the SEC within specified time periods disclosing their beneficial ownership of Belo common stock and any subsequent changes in beneficial ownership of Belo common stock. These reporting persons are also required to furnish us with copies of these reports. Based on information provided to us by these reporting persons, we believe that all filings required to be made by the reporting persons during 2005 were made on a timely basis.

PROPOSAL ONE: ELECTION OF DIRECTORS
Belo’s bylaws provide that the Board of Directors is divided into three classes, approximately equal in number, with staggered terms of three years so that the term of one class expires at each annual meeting, and that a director will retire on the date of the annual meeting of shareholders next following his or her 68th birthday.
Nominees for Directors
The following candidates are nominated by the Board and each is an incumbent director. The independence of each director is addressed under “Corporate Governance — Director Independence”; see page 15. The four nominees for Class II director will be eligible to serve a three-year term until the 2009 annual meeting.
Class II Directors (Terms expire in 2009)

Henry P. Becton, Jr.	Director since May 1997
Age 62	Audit Committee Chairman Executive Committee Member

Henry Becton has been president of WGBH Educational Foundation, a public broadcasting organization, since 1984 and served as its general manager from 1978 until 1999. He is the lead director of Becton Dickinson and Company and is a trustee or director of 20 Scudder Fund investment companies or trusts advised by Deutsche Asset Management. Henry served as a director of The Providence Journal Company from 1992 to 1997. Henry is a trustee of the Boston Museum of Science and is a member of the boards of directors of Public Radio International and America’s Public Television Stations.

Roger A. Enrico	Director since July 1995
Age 61	Nominating and Corporate Governance Committee Chairman Executive Committee Member

Roger Enrico is the chairman of the board of DreamWorks Animation SKG, a developer and producer of computer-generated animated feature films, a position he has held since October 2004. He is the former chairman and chief executive officer of PepsiCo, Inc., having served as chief executive officer from April 1996 until May 2001, chairman of the board from November 1996 to May 2001, and vice chairman from May 2001 until April 2002. Roger joined PepsiCo in 1971 and held numerous other senior positions. In addition to his service as a director of DreamWorks Animation SKG, Roger is a member of the boards of directors of Electronic Data Systems Corporation, the National Geographic Society, the Dallas Center for the Performing Arts, and the Eisenhower Fellowships.

William T. Solomon	Director since April 1983
Age 63	Nominating and Corporate Governance Committee Member

Bill Solomon is chairman of the board of Austin Industries, Inc., a general construction company, a position he has held since 1987. Bill was chairman and chief executive officer from 1987 to March 2001 and, prior to 1987, president and chief executive officer of Austin Industries. He serves on the boards of the Hoblitzelle Foundation and the Southwestern Medical Foundation.

Lloyd D. Ward	Director since July 2001
Age 57	Compensation Committee Member

Lloyd Ward has been chairman of BodyBlocks Nutrition Systems, Inc., a manufacturer of snack food and beverages, since April 2003. He served as chief executive officer and secretary general of the United States Olympic Committee from October 2001 until March 2003, and was chairman and chief executive officer of iMotors from January 2001 until May 2001. Lloyd was chairman and chief executive officer of Maytag Corporation from August 1999 to November 2000, president and chief operating officer from 1998 to August 1999, and executive vice president from 1996 to 1998.
The Board of Directors recommends a vote FOR Proposal One for the election of each of the nominees.

Directors Continuing in Office
Information regarding our directors continuing in office is provided below.
Class III Directors (Terms expire in 2007)

Louis E. Caldera	Director since July 2001
Age 50	Audit Committee Member

Louis Caldera has served as president of the University of New Mexico since August 2003. On August 1, 2006, Louis will cease being president and will become a tenured member of the University of New Mexico Law School faculty. He served as vice chancellor for university advancement at The California State University from June 2001 to June 2003. Louis was Secretary of the Army in the Clinton Administration from July 1998 until January 2001. He previously served as managing director and chief operating officer for the Corporation for National and Community Service, a federal grant-making agency, from September 1997 to June 1998. Louis serves on the boards of directors of IndyMac Bancorp, Inc. and Southwest Airlines Co..

Judith L. Craven, M.D., M.P.H.	Director since December 1992
Age 60	Compensation Committee Chair Executive Committee Member

Judy Craven is a member of the board of regents of The University of Texas System, a position she has held since March 2001, and serves on the boards of directors of SYSCO Corporation, Luby’s, Inc., three Sun America Mutual Fund companies, and two Variable Annuity Life Insurance Company of America mutual fund companies. From July 1992 until her retirement in October 1998, Judy served as president of the United Way of the Texas Gulf Coast. From 1983 to 1992, she was dean of the School of Allied Health Sciences of the University of Texas Health Science Center at Houston, and from 1987 to 1992 was vice president of multicultural affairs for the University of Texas Health Science Center.

Dealey D. Herndon	Director since May 1986
Age 59	Executive Committee Member

Dealey Herndon has been president of Herndon, Stauch & Associates, a project and construction management firm, since September 1995. From January 2001 to October 2001, she also served as director of appointments for Texas Governor Rick Perry. From 1991 to September 1995, she was executive director of the State Preservation Board of the State of Texas and managed the Texas Capitol Restoration in that capacity. Dealey is trustee emeritus of the National Trust for Historic Preservation in Washington, D.C..

Wayne R. Sanders	Director since May 2003
Age 58	Audit Committee Member

Wayne Sanders is the former chairman and chief executive officer of Kimberly-Clark Corporation. He served as president and chief executive officer of Kimberly-Clark from 1991 until September 2002 and as chairman of the board from 1992 until February 2003. Wayne joined Kimberly-Clark in 1975 and held other senior positions prior to 1991. He serves on the board of directors of Texas Instruments Incorporated. Wayne is a member of the board of trustees of Marquette University and serves as national trustee and governor of the Boys and Girls Clubs of America.
Class I Directors (Terms expire in 2008)

France A. Córdova, Ph.D.	Director since May 2003
Age 58	Nominating and Corporate Governance Committee Member

France Córdova has served as chancellor of University of California Riverside since July 2002. From August 1996 to July 2002, she was vice chancellor for research and professor of physics at University of California Santa Barbara. She served as chief scientist of National Aeronautics and Space Administration (NASA) from 1993 to 1996. France is a member of the boards of directors of Edison International and its subsidiary, Southern California Edison, the American Council on Education, and the National Association of State Universities and Land Grant Colleges. She serves on advisory committees for the National Academy of Sciences.

Robert W. Decherd	Director since March 1976
Age 54

Robert Decherd has been Belo’s chairman and chief executive officer since January 1987. Robert became president of Belo in January 1994, and previously served as president from January 1985 through December 1986. From January 1984 through December 1986, he served as chief operating officer. Robert is a member of the board of directors, lead director, and chairman of the Executive Committee of Kimberly-Clark Corporation. He serves on the Advisory Council for Harvard University’s Center for Ethics and the Professions, and served as a member of the Media Security and Reliability Council, which is part of President Bush’s Homeland Security initiative, from 2002 until March 2006.

Laurence E. Hirsch	Director since August 1999
Age 60	Compensation Committee Member

Larry Hirsch is the chairman of Eagle Materials Inc., a construction products company, a position he has held since July 1999. He is also the chairman of Highlander Partners, L.P., a private equity firm. Larry is the former chairman and chief executive officer of Centex Corporation, one of the nation’s largest homebuilders. He was chief executive officer of Centex from July 1988 through March 2004 and chairman of the board from July 1991 through March 2004. Larry serves as senior advisor to the Center for European Policy Analysis in Washington, D.C..

M. Anne Szostak	Director since October 2004
Age 55	Executive Committee Member

Since June 2004, Anne Szostak has been president and chief executive officer of Szostak Partners, a consulting firm that advises businesses on strategic and human resources issues. From February 1998 until her retirement in June 2004, Anne served as executive vice president of FleetBoston Financial, a diversified financial services company. She served as director of Human Resources and Diversity of Fleet from February 1998 until June 2004 and served as chairman and chief executive officer of Fleet Bank-Rhode Island from 2001 to 2003. During her 31-year career with Fleet, she held several executive positions. Anne is a director of Choicepoint, Inc., Spherion Corporation, and Tupperware Corporation. She chairs the board of governors of Boys and Girls Clubs of America and is a member of the boards of directors of The Rhode Island Foundation, Women & Infants Hospital in Providence, Women & Infants Hospital Foundation, and Salve Regina University.

J. McDonald Williams	Director since April 1985
Age 64	Lead Director Executive Committee Chairman

Don Williams served as chairman of Trammell Crow Company, a real estate services firm, from August 1994 until May 2002, when he was named chairman emeritus. From 1991 until July 1994, Don was president and chief executive officer of Trammell Crow, and from 1977 to December 1990, he was managing partner. In addition to his continued service as a director of Trammell Crow, he serves on the boards of directors of Tenet Healthcare Corporation, Abilene Christian University, the Hoblitzelle Foundation, Southern Methodist University’s Perkins School of Theology, the Dallas Foundation, and the Foundation for Community Empowerment. He also serves on the Dean’s Council of Harvard University’s John F. Kennedy School of Government.

PROPOSAL TWO:     RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP served as our independent auditors for the fiscal year ended December 31, 2005. The Audit Committee has appointed Ernst & Young LLP to serve in such capacity for 2006, subject to ratification by the shareholders. If the shareholders do not approve the appointment of Ernst & Young LLP, the Audit Committee will consider the appointment of other independent registered public accounting firms.
Representatives of Ernst & Young LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions presented at the annual meeting.
The table below sets forth the Ernst & Young LLP fees related to the audits of our financial statements for the fiscal years ended December 31, 2005 and December 31, 2004 and the reviews of our financial statements for the quarterly periods within those fiscal years, and all other fees Ernst & Young LLP has billed us for services rendered during the fiscal years ended December 31, 2005 and December 31, 2004:

	2005	2004

Audit Fees (consists of the audit of the annual consolidated financial statements, reviews of the quarterly consolidated financial statements, procedures to attest to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and assistance with SEC filings)	$1,227,600	$1,180,000
Audit-Related Fees (consists of audits of employee benefit plans and consultations on financial accounting and reporting)	$125,000	$246,001
Tax Fees (consists of assistance with the preparation of federal and state tax returns and consultations related to the tax implications of certain transactions)	$208,787	$103,150
All Other Fees	$—	$—
The Audit Committee has adopted a policy and procedures that set forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young LLP before the firm is retained to provide such services. The policy requires Audit Committee pre-approval of the terms and fees of the annual audit services engagement, as well as any changes in terms and fees resulting from changes in audit scope or other items. The Audit Committee also pre-approves, on an annual basis, other audit services, and audit-related and tax services set forth in the policy, subject to estimated fee levels pre-approved by the committee. Any other services to be provided by the independent auditors must be separately pre-approved by the Audit Committee. In addition, if the fees for any pre-approved services exceed by 5% or more the estimated fee levels previously approved by the Audit Committee, the services must be separately pre-approved by the committee. As a general guideline, annual fees paid to the independent auditors for services other than audit, audit-related, and tax services should not exceed one half the dollar amount of fees to be paid for these three categories of services collectively. The Audit Committee has delegated to the committee chair and other committee members the authority to pre-approve services in amounts up to $500,000 per engagement. Services pre-approved pursuant to delegated authority must be reported to the full committee at its next scheduled meeting. The Chief Financial Officer reports periodically to the Audit Committee on the status of pre-approved services, including projected fees. All of the services reflected in the above table were approved by the Audit Committee.
Vote Required for Approval
The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote on this proposal is required for approval.
The Board of Directors recommends a vote FOR Proposal Two for the ratification of the appointment of Ernst & Young LLP as Belo’s independent registered public accounting firm.

CORPORATE GOVERNANCE
Introduction
Our Board periodically reviews and evaluates Belo’s corporate governance policies and practices in light of the Sarbanes-Oxley Act of 2002, SEC regulations implementing this legislation, corporate governance listing standards adopted by the New York Stock Exchange (“NYSE”), and evolving best practices. The Board has formalized its corporate governance guidelines, approved a code of business conduct and ethics applicable to Belo’s directors, management and other Belo employees, and adopted a charter for each Board committee. The Nominating and Corporate Governance Committee reviews Belo’s corporate governance guidelines and Board committee charters annually and recommends changes to the Board as appropriate. These documents are posted on our Web site at www.belo.com under “About Belo — Corporate Governance,” and are available in print, without charge, upon written or oral request to Belo Corp., Attention: Guy H. Kerr, Secretary, P.O. Box 655237, Dallas, Texas 75265-5237, (214) 977-6606. In addition, our current Audit Committee charter is attached to this proxy statement as Appendix A. Belo’s corporate governance documents codify our existing corporate governance practices and policies.
Director Independence
To assist it in making determinations of a director’s independence, the Board has adopted independence standards, which are set forth in Belo’s corporate governance guidelines, the applicable portion of which is attached to this proxy statement as Appendix B. These standards incorporate the director independence criteria included in the NYSE listing standards, as well as additional, more stringent criteria established by the Board. The Board has determined that the following directors are independent under these standards: Henry Becton, Louis Caldera, France Córdova, Judy Craven, Roger Enrico, Larry Hirsch, Wayne Sanders, Bill Solomon, Anne Szostak, Lloyd Ward, and Don Williams. In assessing director independence, the Board considered in particular with respect to Bill Solomon that he is non-executive chairman of the Board of Austin Industries, Inc., the parent company of an entity with which Belo entered into a construction contract in 2005. The Board concluded, based on all the facts and circumstances, that this relationship (which is discussed in more detail under “Certain Relationships” below) does not affect Bill’s independence as a director. Each of the Audit, Compensation, and Nominating and Corporate Governance Committees is composed entirely of independent directors. In accordance with SEC requirements, NYSE listing standards and the independence standards set forth in Belo’s corporate governance guidelines, all members of the Audit Committee meet additional independence standards applicable to audit committee members.
Meetings of the Board
The Board held five regularly-scheduled meetings in 2005. Each director attended at least 75% of the aggregate of (1) the total number of meetings held by the Board and (2) the total number of meetings held by all committees on which he or she served. Directors are expected to attend annual meetings of shareholders, and 12 of the 13 current directors attended the 2005 Annual Meeting of Shareholders.
The Board convenes executive sessions of non-management directors without Company management at each regularly-scheduled meeting. The lead director is responsible for presiding at the executive sessions of the non-management directors. In addition, the independent directors meet in executive session at least annually. The Board has designated Don Williams, the chairman of the Executive Committee, as the lead director. Board committee chairs preside at executive sessions of their respective committees.
Committees of the Board
The Board has the following committees:

Audit Committee. The Audit Committee consists of Henry Becton (chairman), Louis Caldera, and Wayne Sanders. The Audit Committee is responsible for the appointment, compensation and oversight of the independent auditors. The Audit Committee also represents the Board in overseeing Belo’s financial reporting processes, and, as part of this responsibility, consults with our independent auditors and with personnel from Belo’s internal audit and financial staffs with respect to corporate accounting, reporting, and internal control practices. The Audit Committee met six times during 2005.

The Board has determined that each member of the Audit Committee meets both the SEC and the NYSE standards for independence. In addition, the Board has determined that at least one member of the Audit Committee meets the NYSE standard of having accounting or related financial management expertise. The Board has also determined that at least one member of the Audit Committee, Henry Becton, the chairman of the Audit Committee, meets the SEC criteria of an “audit committee financial expert.”

Compensation Committee. The Compensation Committee consists of Judy Craven (chair), Larry Hirsch, and Lloyd Ward, each of whom is an independent director under the listing standards of the NYSE. The Compensation Committee evaluates the performance of the chief executive officer and sets his compensation level based on this evaluation. The Compensation Committee makes recommendations to the non-employee directors of the Board for base salaries of other executive officers and compensation for non-management directors, approves bonus levels and stock option awards for executive officers, and administers, among other plans, the Company’s 1995 Executive Compensation Plan, 2000 Executive Compensation Plan, 2004 Executive Compensation Plan (collectively, “Executive Compensation Plans”), The G.B. Dealey Retirement Pension Plan, Belo Savings Plan, and Supplemental Executive Retirement Plan (“SERP”). The Compensation Committee met four times during 2005.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Roger Enrico (chairman), France Córdova, and Bill Solomon, each of whom is an independent director under the listing standards of the NYSE. The responsibilities of the Nominating and Corporate Governance Committee include the identification and recommendation of director candidates and the review of qualifications of directors for continued service on the Board. The Nominating and Corporate Governance Committee also has responsibility for shaping Belo’s corporate governance practices, including the development and annual review of the corporate governance guidelines and the Board committee charters. The Nominating and Corporate Governance Committee met twice in 2005.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers a variety of criteria, including an individual’s character and integrity; business, professional and personal background; skills; current employment; community service; and ability to commit sufficient time and attention to the activities of the Board. The Committee considers these criteria in the context of the perceived needs of the Board as a whole and seeks to achieve a diversity of backgrounds and perspectives on the Board. The Committee reviews the size and composition of the Board as part of the annual Board evaluation process and makes recommendations to the Board as appropriate. If vacancies on the Board are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the Committee’s attention through current Board members, shareholders or other persons.

The policy of the Nominating and Corporate Governance Committee, as set forth in Belo’s corporate governance guidelines, is to consider shareholders’ recommendations for nominees when shareholders supply the information required for director nominations under the advance notice provisions of Belo’s bylaws, which provisions are discussed below under “Shareholder Proposals for 2007 Meeting.” The Committee evaluates shareholder nominees based on the same criteria it uses to evaluate nominees from other sources.

After the Nominating and Corporate Governance Committee identifies a potential candidate, there is generally a mutual exploration process, during which Belo seeks to learn more about a candidate’s qualifications, background, and level of interest in Belo, and the candidate has the opportunity to learn more about Belo. A candidate may meet with members of the Nominating and Corporate Governance Committee, other directors, and senior management. Based on information gathered during the course of this process, the Nominating and Corporate Governance Committee makes its recommendation to the Board. If the Board approves the recommendation, the candidate is nominated for election by Belo’s shareholders.

Executive Committee. The Executive Committee consists of Don Williams (chairman), Henry Becton, Judy Craven, Roger Enrico, Dealey Herndon, and Anne Szostak. The Executive Committee reviews Belo’s long-range financial and strategic planning initiatives and has responsibility for senior executive succession planning. The committee met once in 2005.

Compensation of Directors
During 2005, non-employee directors received an annual retainer package valued at $120,000. One-half of the Board’s annual retainer was paid in the form of stock options to purchase Belo’s Series B common stock. Effective on the date of the 2006 Annual Shareholders Meeting, non-employee directors will receive an annual retainer package valued at $140,000, one-half of which will be divided equally between time-vested restricted stock units for Belo Series A common stock and options to purchase Belo Series B common stock. Directors elect in advance to receive all or a portion of the remaining amount of their annual retainer in additional stock options for Series B common stock or in cash.
Non-employee director stock option awards are valued according to the Black-Scholes method of option valuation, with the exercise price equal to the closing price of Series A shares on the date of grant. Options vest one year from the date of grant and expire ten years from the date of grant. Non-employee director time-vested restricted stock units have dividend equivalent rights. The restricted stock units vest one year from the date of grant, and are paid two years following the vesting date (i.e., three years from the date granted).
During 2005, directors who served as committee chairs received an additional $10,000 in cash per year. (Fees for committee chairs remain unchanged for 2006.) Belo reimburses all directors for travel expenses incurred in attending meetings. No additional fee is paid to directors for attendance at Board and committee meetings. Robert Decherd, who was chairman of the board, chief executive officer and president of the Company during 2005, did not receive separate compensation for Board service.
Audit Committee Report
As described more fully in our written charter (attached to this proxy statement as Appendix A), the Audit Committee represents the Board in its oversight of Belo’s financial reporting processes. In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young LLP, our independent auditors, Belo’s audited consolidated financial statements and the audit of the effectiveness of Belo’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young LLP various matters, including their judgments as to the quality of Belo’s accounting principles and other matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Belo and our management team.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Belo’s annual report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.
Respectfully submitted,
Audit Committee
Henry P. Becton, Jr., Chairman
Louis E. Caldera
Wayne R. Sanders
Communications with the Board
The Company has a process for shareholders and other interested parties to communicate with the Board. These parties may communicate with the Board by writing c/o the corporate Secretary, P.O. Box 655237, Dallas, Texas 75265-5237. Communications intended for a specific director or directors (such as the lead director or non-management directors) should be addressed to his, her or their attention c/o the corporate Secretary at this address. Communications received from shareholders are forwarded directly to Board members as part of the materials mailed in advance of the next scheduled Board meeting following receipt of the communications, although the Board has authorized management, in its discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally are not forwarded to the directors.

EXECUTIVE OFFICERS
Belo’s executive officers are as follows:

Name	Office Currently Held	Office Held Since

Robert W. Decherd	Chairman of the Board, President and Chief Executive Officer	1987(1)
John L. (Jack) Sander	Vice Chairman	2006(2)
Dunia A. Shive	President/Media Operations	2006(3)
James M. Moroney III	Publisher and Chief Executive Officer, The Dallas Morning News	2001(4)
Dennis A. Williamson	Executive Vice President/Chief Financial Officer	2004(5)
Guy H. Kerr	Senior Vice President/Law and Government and Secretary	2003(6)
Marian Spitzberg	Senior Vice President/Human Resources	2000(7)

(1)	Member of the Board of Directors. (See “Proposal One: Election of Directors” above for additional information.)

(2)	Jack Sander, age 64, has been vice chairman since February 1, 2006. He served as president/ Media Operations from January 2004 through January 2006 and as executive vice president/ Media Operations from January 2001 through December 2003. Jack was president of the Television Group from July 1998 though December 2003. He joined Belo in January 1997.

(3)	Dunia Shive, age 45, was named president/ Media Operations effective February 1, 2006. She served as executive vice president of Belo from December 2000 through January 2006, as executive vice president/ Media Operations from January 2004 through December 2004, and as Chief Financial Officer from July 1998 through December 2003. Dunia joined Belo in May 1993.

(4)	Jim Moroney, age 49, has been publisher and chief executive officer of The Dallas Morning News since June 2001. He served as president of Belo Interactive, Inc. from its formation in May 1999 until June 2001 and as executive vice president of Belo from July 1998 through December 1999. Jim joined Belo in November 1978. Both The Dallas Morning News and Belo Interactive, Inc. are subsidiaries of Belo.

(5)	Dennis Williamson, age 58, has been Chief Financial Officer of the Company since January 2004 and has served as executive vice president since February 1, 2006. He was senior corporate vice president from November 2002 through January 2006 and served as senior vice president of the Television Group from January 2000 to November 2002. Dennis joined Belo in February 1997 in conjunction with the Company’s acquisition of The Providence Journal Company.

(6)	Guy Kerr, age 53, has been senior vice president/ Law and Government since July 2003 and has been secretary since June 2000. He served as senior vice president/ General Counsel from June 2000 until July 2003. From 1985 until June 2000, Guy was a partner in the law firm of Locke Liddell & Sapp LLP and its predecessors, in Dallas, Texas. In that capacity, Guy worked on most of Belo’s major corporate business transactions.

(7)	Marian Spitzberg, age 57, has been senior vice president/ Human Resources since February 2000. She served as vice president/ Deputy General Counsel from January 1997 until February 2000 and as secretary from July 1998 until February 2000. Marian joined Belo in March 1992.

EXECUTIVE COMPENSATION
Compensation Committee Report on Executive Compensation
The Compensation Committee
The Compensation Committee, all independent directors, determines the compensation of the chief executive officer and makes recommendations to Belo’s non-employee directors as to the compensation of Belo’s other senior executives listed in the summary compensation table on page 23, referred to herein as the “senior executives.” We also administer Belo’s Executive Compensation Plan (ECP), implemented January 1, 1989, under which we make recommendations to Belo’s non-employee directors regarding salaries for Belo’s other senior executives. Under the ECP we also make, based upon management recommendations, the final determination regarding the senior executives’ bonuses and awards of stock options, restricted stock units, and other stock-based compensation. Compensation levels for ECP participants (other than the senior executives) are determined in a manner similar to that for the senior executives, except as described below.
Executive Compensation Plan
The ECP’s key elements are an annual base salary, an annual performance bonus opportunity, and long-term incentive awards for certain participants. Officers of Belo and its subsidiaries, including Belo’s chief executive officer and its other senior executives, are eligible to participate in the ECP. Additional ECP participants are selected based on management’s evaluation of their ability to affect significantly Belo’s profitability.
The goals of the ECP are: (1) to establish a competitive compensation program to attract, retain, motivate and reward employees in those positions that most directly affect Belo’s overall performance, and (2) to encourage coordinated and sustained effort toward maximizing Belo’s value to its shareholders. Bonus payments to ECP participants other than the senior executives are principally dependent upon the achievement of Belo or subsidiary financial performance targets. In some cases in 2005, portions of the bonus were also dependent upon the financial performance of the Internet Web sites related to the participant’s organizational entity.
Base salaries and performance bonus opportunities are established in late November or early December with respect to the following year. At the same time, long-term incentive awards (currently stock options and restricted stock units) are granted as part of the following year’s compensation. In the first quarter following the fiscal-year performance measurement period, the actual amount of bonus payments and restricted stock units are determined and awarded. SEC rules require compensation reporting on a calendar year basis. Consequently, the compensation presented in this report and in the summary compensation table on page 23 includes base salaries and performance bonus opportunities established in December 2004 with respect to calendar year 2005, stock options granted in December 2005, time-based restricted stock units awarded in February 2006, and performance-related restricted stock units granted in December 2005. The number of time-based restricted stock units awarded was based upon 2005 financial performance. The actual number of performance-related restricted stock units awarded will be determined based upon 2006 financial performance.
In determining compensation levels for ECP participants, we refer to comparative compensation data based on a survey of peer media companies for base salaries and performance bonus opportunities and a general compensation survey for long-term incentive awards. We believe an appropriate level for each element of a participant’s compensation is generally near the median indicated by this comparative compensation data. We believe that this median target, when adjusted according to individual performance, level of responsibility, and other applicable factors, gives us the ability to attract and retain outstanding executives. The surveys we use are conducted by Towers Perrin, a nationally recognized compensation consultant. The companies included in both the general compensation survey and the peer media company survey vary somewhat from those included in the group of public peer companies indicated in the performance graph on page 29 because some companies included in the public peer group do not participate in the compensation survey and some companies that participate in the compensation survey are not public companies.

Base Salary. The 2005 base salaries of the senior executives were set at levels approximating the median target indicated by the peer media company survey, as adjusted to recognize varying levels of responsibility and individual performance.
Annual Performance Bonus Opportunity. Each ECP participant has an opportunity to earn an annual bonus based primarily upon the financial performance of the participant’s organizational entity. With respect to participants other than the senior executives, a performance bonus opportunity range is established using a percent of the participant’s base salary, based on survey comparisons. Generally, 100% of a participant’s 2005 bonus was determined by the earnings of his or her organizational entity. In the case of certain participants who are employees of subsidiaries with a related Internet Web site and who have the ability to impact the performance of Internet operations, 15% of their annual bonus was based on the financial performance of the Internet Web site related to the participant’s organizational entity. We approve annually minimum, target and maximum levels of financial performance for ECP participants’ organizational entities based on business plans developed by Belo’s senior management. If minimum performance levels are not achieved, participants earn no bonuses. Performance at the target level earns participants 100% of their target bonus amounts, and performance at the maximum level earns participants 200% of their target bonus amounts. If performance falls between the minimum level and the target level, participants receive a prorated amount, with a minimum bonus pay-out of 10% of the participant’s target bonus amount. If performance falls between the target level and the maximum level, participants receive 100% of their bonus amount, plus an additional prorated amount reflecting performance in excess of the target level. We believe that linking bonus opportunity directly to financial performance, with an opportunity to earn 200% of target bonus amount if maximum performance is achieved, gives participants an incentive to achieve shareholder objectives.
We established a specific annual performance target for each senior executive for 2005, as permitted by the ECP and in compliance with the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The performance target is defined as a specific percentage of consolidated net income, which establishes an incentive pool from which both cash and other equity-based incentives are awarded. Based upon 2005 financial performance, we awarded cash bonuses to senior executives by first considering the amounts that would have been paid to the senior executives under the method described above for calculating bonuses for other ECP participants, and then adjusting the awards to take into consideration individual performance, including achievement of specific non-financial objectives, scope of responsibility and their respective contributions toward Belo’s performance.
Long-Term Incentive Awards. The long-term incentive component of the ECP, represented by stock option grants and restricted stock units, is designed to encourage the retention and motivation of, and to reward key executives, as well as provide them with competitive compensation. The ultimate value of the long-term incentive awards is determined by the market price of Belo common stock. Annual long-term incentive awards are made automatically only to ECP participants at the officer level. Long-term incentive awards may be made to other ECP participants for exceptional performance, as recommended by Belo senior management. In 2005, we undertook with a nationally-recognized independent executive compensation consultant, a review of our long-term incentive program and the Committee determined that, in addition to stock option grants, the use of time-vested restricted stock units as a key program component was warranted in order to motivate and retain key executives. Accordingly, the Committee reduced the number of stock options granted to certain ECP participants and senior executives and also awarded restricted stock units.
We generally strive to set long-term incentive levels for participants who receive awards near the median of the survey we use. In determining long-term incentive awards for participants who receive them, we consider the current value of the awards based on the market price of Belo common stock, which is expressed as a multiple of the participant’s base salary. The multiple is dependent upon a range of values reflected by a survey of executives from general industry. In addition, we may adjust the awards upwards or downwards, depending on the participant’s level of responsibility and his or her past and potential contribution toward Belo’s performance.
Restricted Stock Units. The restricted stock unit awards for Belo Series A common stock are granted with dividend equivalent rights. Restrictions on the units will not lapse unless and until ECP participants, including senior executives, complete additional service with the Company. Restricted stock units may be employment-related (time-based) or performance-related. Time-based restricted stock units awarded to ECP participants, including senior executives, are based upon continued employment with the Company and vest at the end of a three-year period. Time-based restricted stock unit awards made to senior executives are granted out of a pool amount set for each executive, based upon a percentage of consolidated net income, designed to allow for deductibility under Section 162(m) of the Code.
Performance-related restricted stock units are awarded to ECP participants, including senior executives, based upon the minimum, target and maximum levels of financial performance established annually. The performance measurement period for performance-related restricted stock unit grants is the fiscal year following the grant date. The number of performance-based restricted stock units earned is determined using the same target-level methodology as that used for determining cash bonus awards for ECP participants. Once earned, the performance-related restricted stock units vest at a rate of 33 1/3% per year over a three-year period. For corporate-level senior executives, the financial performance measure is earnings per share, as determined by the Compensation Committee for purposes of the ECP. For James M. Moroney III, the financial performance measure is based on the performance of The Dallas Morning News, with specific weight being given to The Dallas Morning News EBITDA (earnings before interest, tax, depreciation and amortization) and the remainder based upon revenue of the Internet Web site related to The Dallas Morning News, in each case as determined by the Compensation Committee for purposes of the ECP. On December 8, 2005, the Compensation Committee established the minimum, target and maximum performance levels for each senior executive based upon the 2006 financial plan approved by the Board of Directors. At the same time, the Compensation Committee approved 2006 target level grants of performance-related restricted stock units for senior executives, including the chief executive officer, but excluding our vice chairman, who is scheduled to retire in 2006 and accordingly was granted additional time-based restricted stock units, the vesting of which will accelerate upon his retirement. In addition, in February 2006, a total of 160,200 time-based restricted stock units were awarded to the senior executives under the stock plans. These awards include a one-time increase to the top of the median target band generally used in determining the awards. The Committee approved these increased awards to assure competitive compensation and to encourage continued retention of senior executives, particularly in light of the Company’s reduction of executive compensation in 2001 that included a 5% base-salary reduction for certain senior executives and a reduction in long-term awards in 2002 and 2003. The reduction in long-term compensation was made in order to insure that a sufficient number of equity awards remained available for issuance until shareholder approval was obtained in 2004 for additional equity awards under the ECP.
Stock Options. Stock option awards are granted for shares of Belo Series B common stock at an exercise price equal to the market price of Belo’s Series A common stock on the date of grant. The option awards vest 40% on the first anniversary of the date of grant, an additional 30% on the second anniversary, and the remaining 30% on the third anniversary of the date of grant. All options expire on the tenth anniversary of the date of grant.
Based upon the methodology set forth above, we granted a total of 246,500 options for shares of Series B common stock under the ECP to the senior executives, including the chief executive officer. We established an exercise price for the options equal to the market price of Series A shares on the date of grant. (See the “Option/ SAR Grants in 2005” table on page 25.) We have never granted options at exercise prices other than the market price of Series A shares on the date of grant and have never adjusted exercise prices retroactively (except as called for by antidilution provisions of the options in connection with various stock dividends).
While the value realizable from exercisable stock options depends on the market price of Belo’s common stock at any particular time, each individual executive decides whether this value will be realized in any particular year. Accordingly, in analyzing annual compensation levels, we do not consider gains realized during any particular year by any of the senior executives as a result of individual decisions to exercise stock options or to sell restricted shares received in previous years. (See the “Aggregated Option/ SAR Exercises in 2005 and 2005 Year-End Option/ SAR Values” table on page 25 for the amounts realized by the senior executives from option exercises in 2005 and the estimated unrealized value of unexercised options held by them as of December 31, 2005.)
CEO Compensation
We meet with the other non-management directors each year in executive session to evaluate the performance of Robert Decherd, Belo’s Chief Executive Officer. The results of this evaluation are considered in determining Robert’s compensation, consistent with the policies described above. We also consult with the Committee’s independent advisor in setting the Chief Executive Officer’s compensation. Robert’s base salary for 2005 was set at a level approximating the median indicated by the peer media company survey.
Robert is a participant in the ECP. Based upon the achievement of his 2005 financial performance target, as expressed by a specific percentage of Belo’s consolidated net income, an incentive pool amount was established for Robert from which a cash bonus and time-based restricted stock unit awards were made under the ECP. We awarded Robert a cash bonus of $475,000 for 2005. In determining this amount, we first considered the amount that would have been paid to Robert under the method for calculating cash bonuses for other participants in the ECP, and adjusted the bonus award based upon an assessment of Robert’s individual performance in achieving the Company’s 2005 financial plan, and in particular we considered Robert’s leadership role in guiding the Company in 2005 to record revenues for a non-political year. We also considered Robert’s scope of responsibility, his past and potential contribution toward Belo’s financial performance, and his achievement of non-financial objectives for 2005. Robert spent considerable time during the year focused on leadership development and succession planning, which resulted in several key promotions and a significant senior management transition. Robert’s time-based restricted stock unit award of 59,500 units is based on a multiple of Robert’s base salary, which is derived from a general industry executive compensation survey, and also considers the average market price of Belo common stock. As with other senior executives, Robert’s time-based restricted stock unit award was adjusted for a one-time increase to the top of the median target band generally used in determining awards. Finally, we granted Robert stock options for 112,000 Series B shares. The methodology used to determine Robert’s awards was the same as that used in determining all senior executive awards.
One Million Dollar Limit on the Deductibility of Executive Compensation
The Code places a $1 million annual limit on the tax deductibility of certain compensation paid to the chief executive officer and the other senior executives. Some compensation, including performance-related compensation meeting specified requirements, is exempt from the limit. None of Belo’s stock plans prohibit Belo from granting awards that are not subject to the tax deduction limit established by Section 162(m) of the Code. We intend to grant awards that are not subject to the deduction limit to the extent that the structure of such awards is consistent with corporate performance and executive compensation objectives.
Respectfully submitted,
Compensation Committee
Judith L. Craven, M.D., M.P.H., Chair
Laurence E. Hirsch
Lloyd D. Ward

Summary Compensation Table
The following information summarizes annual and long-term compensation awarded to, earned by or paid to Belo’s chief executive officer and the four other most highly paid executive officers (the “senior executives”) for services in all capacities to Belo for the fiscal years ended December 31, 2005, 2004, and 2003.

						Long Term
						Compensation Awards
		Annual Compensation
							Securities
					Other Annual	Restricted	Underlying	All Other
					Compensation	Stock Awards	Options/SARs	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)		($)(1)	($)(2)(3)	(#)	($)(4)

Robert W. Decherd	2005	$880,000	$475,000		—	$$1,263,780	112,000	$325,693
Chairman of the Board,	2004	$880,000	—		$59,745	—	200,000	$325,718
President and Chief Executive Officer	2003	$855,000	$45,800		$74,629	—	200,000	$335,334

John L. (Jack) Sander	2005	$600,000	$250,000		—	$1,034,388	50,000	$359,554
Vice Chairman	2004	$600,000	—		—	—	150,000	$461,970
	2003	$600,000	$23,600		—	—	120,000	$442,326

Dunia A. Shive	2005	$475,000	$200,000		—	$531,000	30,000	$72,973
President/Media Operations	2004	$475,000	—		—	—	85,000	$72,648
	2003	$440,000	$15,800		—	—	75,000	$303,927

James M. Moroney III	2005	$470,000	$98,000		—	$295,236	27,500	$70,837
Publisher and Chief Executive	2004	$470,000	—		—	—	85,000	$70,672
Officer, The Dallas Morning News	2003	$435,000	$94,700	(5)	—	—	75,000	$78,525

Dennis A. Williamson	2005	$430,000	$150,000		—	$278,244	27,000	$79,941
Executive Vice President/	2004	$375,000	$160,800		—	—	60,000	$79,776
Chief Financial Officer	2003	$340,000	$10,400		—	—	50,000	$79,611

(1)	Except as noted, the total value of executive perquisites and benefits did not exceed the lesser of (i) $50,000 or (ii) 10% of the total annual salary and bonuses for any senior executive. Disclosure is not included where the total value of executive perquisites and benefits did not exceed such lesser amount. Prior to 2005, the Company periodically maintained, at the request of the Board of Directors, security services for Robert Decherd. Costs for the security services are included in the column under “Other Annual Compensation.”

(2)	The amounts set forth in this column represent the value, based on the closing price of $21.24 of Belo Series A shares on the NYSE on February 28, 2006, the grant date, of the number of time-based restricted stock units awarded to the named senior executives in connection with annual performance for 2005. Based on the closing price of $21.41 of Belo Series A shares on the NYSE on December 30, 2005, the last trading day of 2005, the value of these restricted stock units would be $1,273,895 for Robert Decherd, $1,042,667 for Jack Sander, $535,250 for Dunia Shive, $297,599 for Jim Moroney, and $280,471 for Dennis Williamson. These time-based restricted stock units have dividend equivalent rights and vest based upon continued employment with the Company at the end of a three-year period.

(3)	The table below shows grants of performance-related restricted stock units made to the senior executives on December 9, 2005. The award ultimately earned by the executive is based upon achievement of the 2006 annual performance target of each executive and continuous employment with the Company through each applicable vesting date. The actual number of restricted stock units earned by each senior executive will be determined in early 2007, when 2006 annual performance targets are assessed, and will range from the minimum threshold to the maximum amount, or be zero if minimum performance levels are not achieved. Restricted stock units are valued based on the closing price for Belo Series A common stock on the NYSE on the applicable vesting date and are paid in a combination of 60% shares of Belo

Series A common stock and 40% cash. One-third of the earned performance-related restricted stock units will vest in 2007, on the date of the release of the Company’s annual earnings for 2006. An additional one-third will vest in each of 2008 and 2009, respectively, on the date of release of the Company’s annual earnings for the prior year. Cash dividend equivalents are paid on the earned restricted stock units.

	Number of Performance-Related
	Restricted Stock Units
	That May Be Earned			Performance or Other
				Period Until
Name	Target	Threshold	Maximum	Maturation or Payout

Robert W. Decherd	37,500	3,750	75,000	3 Years (2007-2009)
John L. (Jack) Sander	—	—	—	—
Dunia A. Shive	15,000	1,500	30,000	3 Years (2007-2009)
James M. Moroney III	10,000	1,000	20,000	3 Years (2007-2009)
Dennis A. Williamson	10,000	1,000	20,000	3 Years (2007-2009)

(4)	For 2005, Belo contributed the following amounts to (i) the Belo Savings Plan; and (ii) the SERP:

	Belo Savings Plan	SERP
	Contribution	Contribution
Name	($)	($)

Robert W. Decherd	$6,930	$312,177
John L. (Jack) Sander	$13,650	$345,904
Dunia A. Shive	$13,650	$59,323
James M. Moroney III	$6,930	$63,907
Dennis A. Williamson	$6,930	$73,011

Additionally, amounts in this column for 2003, 2004, and 2005 include $7,022, $6,776, and $6,586, respectively, for additional life insurance purchased for Robert Decherd. The amount in this column for Robert for 2003 has been adjusted to reflect these additional premiums.

Beginning in 2000, the Belo Savings Plan contribution for Jack Sander and Dunia Shive includes an enhanced 401(k) benefit, which was elected by each in lieu of continuing participation in Belo’s pension plan.

The 2003 SERP contribution includes a one-time contribution amount related to a change in the formula used in determining the participant’s target retirement benefit. The special contribution amounts for the senior executives were $9,535 for Robert Decherd, $231,604 for Dunia Shive, and $8,018 for Jim Moroney.

(5)	The amount for 2003 for Jim Moroney includes a one-time special award of $75,000 to recognize his contributions to leadership at The Dallas Morning News.

Option/SAR Grants in 2005
The stock options described below were awarded under the 2004 Executive Compensation Plan. During 2005, all options granted were for Series B shares, and no stock appreciation rights were granted. The following table provides additional information regarding stock options granted during 2005 to the senior executives:

	Number of
	Securities	% of Total
	Underlying	Options/SARs	Exercise		Grant Date
	Options/SARs	Granted To	or Base		Present
	Granted	Employees In	Price	Expiration	Value
Name	(#)(1)	Fiscal Year	($/Sh)	Date	($)(2)

Robert W. Decherd	112,000	11.88%	$21.62	12/09/2015	$685,440
John L. (Jack) Sander	50,000	5.31%	$21.62	12/09/2015	$306,000
Dunia A. Shive	30,000	3.18%	$21.62	12/09/2015	$183,600
James M. Moroney III	27,500	2.92%	$21.62	12/09/2015	$168,300
Dennis A. Williamson	27,000	2.86%	$21.62	12/09/2015	$165,240

(1)	All stock options shown above become exercisable in increments of 40% after one year and 30% after each of years two and three. Upon the occurrence of a change in control (as defined in the plan), all of the options become immediately exercisable, unless the Board of Directors has adopted resolutions making the acceleration provisions inoperative (or does so promptly following such occurrence).

(2)	These values are determined using the Black-Scholes option pricing model. The Black-Scholes option pricing model is one of the methods permitted by the SEC for estimating the present value of options. The Black-Scholes option pricing model is based on assumptions as to certain variables as described below, and is not intended to estimate, and has no direct correlation to, the value that an individual will actually realize upon exercise of stock options. The actual value of the stock options that a senior executive may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The values listed above were based on the following assumptions: volatility (measured as the annualized standard deviation of the sample, generally determined over the estimated life of the option) — .272; risk free rate of return — 4.38%; dividend yield — 1.85%; time of exercise — 6 years. The estimates indicated above do not include any adjustments for risk of forfeiture.
Aggregated Option/ SAR Exercises in 2005 and 2005 Year-End Option/ SAR Values
The following table shows information concerning the exercise of stock options during 2005 by the senior executives and the value of unexercised options held by these individuals at year-end:

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options/SARs	Options/SARs
			At FY-End	At FY-End
	Shares		(#)(1)	($)(2)
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise(#)	Realized($)	Unexercisable	Unexercisable

Robert W. Decherd	19,950	$111,620	2,336,000/	$5,865,935/
			292,000	—
John L. (Jack) Sander	—	—	855,000/	$1,861,005/
			176,000	—
Dunia A. Shive	59,000	$387,959	499,200/	$1,089,415/
			103,500	—
James M. Moroney III	39,000	$270,215	602,400/	$1,335,023/
			101,000	—
Dennis A. Williamson	—	—	277,200/	$563,810/
			78,000	—

(1)	Of the exercisable and unexercisable options, all of the shares underlying the options are for Series B shares.

(2)	Based on the closing price of $21.41 of Belo Series A shares on the NYSE on December 30, 2005, the last trading day of 2005, less the exercise price of the options.
Equity Compensation Plan Information
The following table provides information regarding Series A and Series B common stock authorized for issuance under Belo’s equity compensation plans as of December 31, 2005:

(c)
Number of Securities
	(a)		(b)		Remaining Available for
	Number of Securities to		Weighted-Average		Future Issuance Under
	be Issued Upon Exercise		Exercise Price of		Equity Compensation Plans
	of Outstanding Options,		Outstanding Options,		(excluding securities
	Warrants and Rights		Warrants and Rights		reflected in column (a))(1)

Plan Category	Series A	Series B	Series A	Series B	Series A or Series B

Equity Compensation Plans Approved by Shareholders	—	16,275,328	—	$21.17	8,305,339
Equity Compensation Plans Not Approved by Shareholders(2)	—	—	—	—	—
Total	—	16,275,328	—	$21.17	8,305,339

(1)	Belo’s equity compensation plans allow the Compensation Committee to designate either Series A or Series B common stock at the time of grant.

(2)	All of Belo’s equity compensation plans (including individual compensation arrangements) under which Series A or Series B common stock is authorized for issuance were approved by its shareholders.
Benefits
Pension Plan. Until July 1, 2000, we maintained a non-contributory pension plan which was available to substantially all of our employees who had completed one year of service and had reached 21 years of age as of June 30, 2000. We amended this pension plan effective July 1, 2000. As a result, individuals who were participants or eligible to become participants prior to July 1, 2000, were offered an election to either (1) remain eligible to participate in and accrue benefits under the pension plan, or (2) cease accruing benefits under the pension plan effective June 30, 2000. Those employees who elected to cease accruing benefits under the pension plan became eligible for enhanced benefits under the Belo Savings Plan. Following the effective date of the amendment to the pension plan, as a general matter, no employee first hired on or after July 1, 2000 is eligible to participate in the pension plan, and no former employee who is rehired on or after July 1, 2000 will accrue additional benefits under the pension plan.

The following table reflects the expected annual benefits, computed on a 10-year certain and life annuity basis, payable under the pension plan to a fully vested senior executive upon retirement at age 65 after the credited years of service and at the annual remuneration levels set forth in the table.

Average Annual
Compensation	Years of Service(1)
During
Final Five Years	10	15	20	25	30	35	40

$150,000	$19,956	$29,934	$39,912	$49,890	$59,869	$69,847	$78,097
$250,000	$30,106	$45,159	$60,212	$75,265	$90,319	$105,372	$117,472
$350,000	$30,106	$45,159	$60,212	$75,265	$90,319	$105,372	$117,472
$450,000	$30,106	$45,159	$60,212	$75,265	$90,319	$105,372	$117,472
$550,000	$30,106	$45,159	$60,212	$75,265	$90,319	$105,372	$117,472
$650,000	$30,106	$45,159	$60,212	$75,265	$90,319	$105,372	$117,472
$750,000	$30,106	$45,159	$60,212	$75,265	$90,319	$105,372	$117,472
$850,000 or above	$30,106	$45,159	$60,212	$75,265	$90,319	$105,372	$117,472

(1)	Benefits listed in the table above are not subject to reduction for Social Security amounts. The table reflects all of the limits on accrued benefits and annual compensation to be taken into account in determining pension benefits, which limits are imposed by Sections 415 and 401(a)(17) of the Code. The limits for 2005 on benefits and compensation were $170,000 and $210,000, respectively.
Our pension plan provides for the payment of a monthly retirement benefit based on credited years of service and the average of five consecutive years of highest annual compensation out of the ten most recent calendar years of employment. Compensation covered under the pension plan includes regular pay plus overtime, bonuses, commissions, and any contribution made by us on behalf of an employee pursuant to a deferral election under any benefit plan containing a cash or deferred arrangement. Covered compensation excludes certain non-cash earnings and Belo matching contributions to the Belo Savings Plan. A participant’s interest in the pension plan ordinarily becomes fully vested upon completion of five years of credited service, or upon attainment of age 62, whichever first occurs. Retirement benefits under the pension plan are paid to participants upon normal retirement at the age of 65 or later, or upon early retirement, which may occur at age 62 (or age 55 with five years of service). However, as a result of the plan amendment described above, any participant employed by Belo on July 1, 2000 is fully vested without regard to years of service or the age of the participant. The pension plan also provides for the payment of death benefits. As of December 31, 2005, the named senior executives have credited years of service under the pension plan as follows: Robert Decherd — 32 years; Jack Sander — 3 years; Dunia Shive — 7 years; Jim Moroney — 27 years; and Dennis Williamson — 22 years. The covered compensation of these persons under the pension plan is substantially the same as the annual compensation indicated in the summary compensation table on page 23, except that such covered compensation was capped at $210,000 for all participants in 2005.
Upon the occurrence of certain events, (1) the benefits of all active participants in the pension plan become fully vested and nonforfeitable and (2) the excess of pension plan assets over the present value of accrued benefits, if any, are applied to provide active participants with an additional vested benefit equivalent to the benefit such participants should have received under Department of Labor regulations, as in effect prior to July 1, 1996, if the pension plan had then terminated. The events giving rise to (1) and (2) above are generally identical to those giving rise to a “change in control,” as defined in the Executive Compensation Plans. A “change in control” is generally defined in each of the Executive Compensation Plans (unless the Board stipulates to the contrary for purposes of the applicable plan) as the commencement of a tender offer or exchange offer, a change in control (which is deemed to occur when any group, entity, or other person that theretofore beneficially owned less than 30% of the total number of outstanding shares of common stock acquires shares, which acquisition results in such group, entity, or person having more than 30% beneficial ownership), approval or consummation of certain mergers, sales, exchanges, or dispositions of Belo’s assets, or certain changes in the composition of Belo’s Board during any period of two consecutive years.

Supplemental Executive Retirement Plan. The SERP was adopted by the Compensation Committee in December 1992 for key executives selected by the Compensation Committee, including the senior executives named in the summary compensation table above. The purpose of the SERP is to help offset the Code limits on our qualified retirement plans. However, because the SERP is a defined contribution plan, the actual benefit to be received by any participant will depend on the participant’s account balance at the time of retirement. Initially, the specific objective of the SERP was to provide a benefit at age 65 that, when combined with the benefit under our pension plan, is 60% of final average pay (the average of the total salary and target bonus during the last five completed calendar years of employment) for a target group of executives, which included Robert Decherd, Jack Sander, Dunia Shive, and Jim Moroney. Effective January 1, 2000, the SERP was amended to restore benefits to additional participants selected by the Compensation Committee, limited by the annual compensation cap for determining pension benefits imposed by the Code. The SERP was amended again in December 2003 such that all SERP participants (other than Jack Sander) became subject to the pension-based restoration formula for determining targeted supplemental retirement benefits. A one-time contribution was made to the SERP trust for participants whose target benefit decreased because of the new restoration formula. (See footnote (4) to the summary compensation table on page 23 for information with regard to these make-up contribution amounts and for the amounts contributed to the SERP by Belo on behalf of the named senior executives for 2005.) We have established a trust to hold the contributions to the SERP, which contributions are subject to the claims of creditors. As a result of the establishment of the trust, benefits payable under the SERP will be protected in the event of a change in control of Belo.
Certain Relationships
Effective October 1, 2005, the Company entered into a construction contract with Austin Commercial, L.P. relating to the new Dallas Morning News South Plant. The contract provides for total payments of approximately $16.5 million, of which approximately $555,664 was paid during the year ended December 31, 2005. Director Bill Solomon is non-executive chairman of the Board of Austin Industries, Inc., the parent company of Austin Commercial, L.P..
Anne Szostak’s husband, Michael Szostak, has been a sportswriter and columnist for The Providence Journal since May 1977. The Providence Journal is published by The Providence Journal Company, a subsidiary of Belo Corp.. Mr. Szostak’s salary and bonus for 2005 was $63,460. His base salary for 2006 is $64,195 plus a performance bonus opportunity.
Robert Decherd’s son, William Decherd, has been employed by Belo Corp. since August 2005. He serves as Product Development Manager and staffs the Company’s Strategy Council. Prior to joining Belo, William worked in an analyst role for The Goldman Sachs Group, Inc., McKinsey & Company, and Hicks, Muse, Tate & Furst Incorporated (now known as HM Capital Partners LLC), a Dallas-based private equity firm. William’s compensation for 2005 was $47,014. His base salary for 2006 is $125,000 with a performance bonus opportunity.
The Company is not aware of any other related party transactions that would require disclosure.

STOCK PERFORMANCE
The following graph compares (1) the annual cumulative shareholder return on an investment of $100 on December 31, 2000 in Belo’s Series A common stock, based on the market price of the Series A common stock and assuming reinvestment of dividends, with (2) the cumulative total return of a similar investment in companies on the Standard & Poor’s 500 Stock Index and in a group of peer companies selected on a line-of-business basis and weighted for market capitalization. For 2005, the Company’s peer group included the following companies: Dow Jones & Company, Inc.; Gannett Co., Inc.; Hearst-Argyle Television, Inc.; Knight-Ridder, Inc.; Lee Enterprises, Inc.; LIN TV Corp.; McClatchy Newspapers, Inc.; Media General, Inc.; The New York Times Company; The E.W. Scripps Company; Tribune Company; The Washington Post Company; and Young Broadcasting Corporation. Pulitzer Publishing Company, which was previously included in the peer group, was acquired by Lee Enterprises, Inc. in 2005 and is no longer included in the peer group. Belo is not included in the calculation of peer group cumulative total shareholder return on investment.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Belo	100	119	137	185	174	145
Peer Group	100	103	113	134	125	99
S&P 500	100	88	69	88	98	103

ANNUAL REPORT AND ADDITIONAL MATERIALS
Our 2005 annual report to shareholders is being distributed with this proxy statement. Copies of our annual report on Form 10-K for the fiscal year ended December 31, 2005 may be obtained without charge upon written or oral request to Belo Corp., Attention: Guy H. Kerr, Secretary, P.O. Box 655237, Dallas, Texas 75265-5237, (214) 977-6606. Our annual report on Form 10-K is also available free of charge on www.belo.com, along with our quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to all these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC.
If you and others who share your mailing address own common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, a single copy of this proxy statement and the 2005 annual report have been sent to your address. (Each shareholder will continue to receive a separate proxy voting form.) If you hold shares through a bank or brokerage firm and would like to receive a separate copy of this proxy statement and the 2005 annual report, please contact the Investor Relations Department of Belo Corp. (P.O. Box 655237, Dallas, Texas 75265-5237, (214) 977-6606), and we will promptly send additional copies on request. In addition, if you wish in the future to receive your own set of proxy materials or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please contact the Householding Department of ADP Investor Communication Service by mail at 51 Mercedes Way, Edgewood, New York 11717, or by calling (800) 542-1061, and indicate your name and the name of each of your brokerage firms or banks where your shares are held. You may also have an opportunity to opt in or opt out of householding by following the instructions on your proxy voting form supplied with this proxy by your bank or broker.
SHAREHOLDER PROPOSALS FOR 2007 MEETING
In order to propose business for consideration or nominate persons for election to the Board, a shareholder must comply with the advance notice provisions of our bylaws. The bylaws provide that any such proposals or nominations must be submitted to us between February 9, 2007 and March 11, 2007 in order to be considered at the 2007 annual meeting, and must satisfy the other requirements in our bylaws regarding such proposals or nominations. If the shareholder does not also comply with the requirements of SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal or nomination made by a shareholder. A shareholder who is interested in submitting a proposal for inclusion in our proxy materials for the 2007 annual meeting may do so by submitting the proposal to the attention of Belo’s Secretary by no later than December 6, 2006 and following the procedures described in SEC Rule 14a-8.
Copies of the bylaws and SEC Rules 14a-4 and 14a-8 may be obtained by contacting Belo’s Secretary at P.O. Box 655237, Dallas, Texas 75265-5237, or by telephone at (214) 977-6606, and submissions pursuant to these provisions should be addressed to Belo’s Secretary at this same address.
GENERAL
At the date of this proxy statement, we do not know of any matters to be presented for action at the annual meeting other than those described in this proxy statement. If any other matters should come before the annual meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors

GUY H. KERR
Secretary
Dated: April 5, 2006

APPENDIX A
AUDIT COMMITTEE CHARTER
        1.            Members. The Board of Directors shall appoint an Audit Committee of at least three members, consisting entirely of independent directors of the Board, and shall designate one member as chairperson. For purposes hereof, the term “independent” shall mean a director who meets the New York Stock Exchange (“NYSE”) standards of “independence” for directors and audit committee members, as determined by the Board. The criteria used by the Board in assessing “independence” are included in the Company’s Corporate Governance Guidelines, as adopted by the Board and as amended from time to time. Each member of the Company’s Audit Committee must be financially literate, as determined in the Board’s judgment, and at least one member of the Audit Committee shall be an “audit committee financial expert,” as defined in rules promulgated by the Securities and Exchange Commission (“SEC”).
        2.            Purposes, Duties, and Responsibilities.
        The purposes of the Audit Committee shall be to:

•	assist the Board in discharging its oversight responsibility relating to: (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; (ii) the surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements; (iii) the outside auditing firm’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and the Company’s outside auditing firm; and

•	prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.
        Among its specific duties and responsibilities, the Audit Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, NYSE or other regulatory authority:

(i) Appoint, and retain (subject to ratification by the Company’s shareholders), and terminate, when appropriate, the outside auditing firm, which firm shall report directly to the Audit Committee. In its capacity as a committee of the Board, the Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the outside auditing firm.

(ii) Obtain and review, at least annually, a report by the outside auditing firm describing: the outside auditing firm’s internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

(iii) Approve in advance all audit engagement fees and terms of all audit services to be provided by the outside auditing firm. (By approving the audit engagement, the audit service shall be deemed to have been pre-approved.)

(iv) Establish policies and procedures for the engagement of the outside auditing firm to provide audit and permissible non-audit services, which shall include pre-approval of all audit and permissible non-audit services to be provided by the outside auditing firm.

(v) Consider, at least annually, the independence of the outside auditing firm, including whether the outside auditing firm’s performance of permissible non-audit services is compatible with the auditor’s independence, and obtain and review a report by the outside auditing firm describing any relationships between the outside auditing firm and the Company or any other relationships that may adversely affect the independence of the auditor.

(vi) Review and discuss with the outside auditing firm: (a) the scope of the audit, the results of the annual audit examination by the auditor, and any difficulties the auditor encountered in the course of their audit work (including any restrictions on the scope of the outside auditing firm’s activities or on access to requested information, and any significant disagreements with

A-1

management) and management’s response; and (b) any reports of the outside auditing firm with respect to interim periods.

(vii) Meet to review and discuss with management and the outside auditing firm the annual audited and quarterly financial statements of the Company, including reviewing: (a) an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (b) the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including critical accounting policies identified to the Committee by management and the outside auditing firm; and (c) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations.

(viii) Recommend to the Board based on the review and discussion described in paragraphs (v) - (vii) above, whether the financial statements should be included in the Annual Report on Form 10-K.

(ix) Receive reports from management and the outside auditing firm regarding, and review and discuss the adequacy and effectiveness of, the Company’s internal controls, and review and discuss with the principal internal auditor of the Company the scope and results of the internal audit program.

(x) Receive reports from management regarding, and review and discuss the adequacy and effectiveness of, the Company’s disclosure controls and procedures.

(xi) Review and discuss generally the types of information to be disclosed and the type of presentation to be made in the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies.

(xii) Review and discuss the Company’s policies with respect to risk assessment and risk management.

(xiii) Oversee the Company’s compliance and ethics program (the “Program”), including the Company’s Code of Business Conduct and Ethics and procedures for administering and promoting compliance with the Code. Establish procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters. Obtain and review, at least annually, a report from the Company’s chief compliance officer on the effectiveness of the Program, including a summary of any accounting-related complaints and any reported violations of the Company’s Code of Business Conduct and Ethics. Report to the Board annually on the effectiveness of the Program.

(xiv) Establish policies for the hiring of employees and former employees of the outside auditing firm.

(xv) Evaluate annually the performance of the Audit Committee and the appropriateness of the Audit Committee charter.

        3.            Outside Advisors. The Audit Committee shall have the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist the Audit Committee in the performance of its functions and shall receive appropriate funding from the Company, as determined by the Audit Committee, for payment of compensation to any such advisors.
        4.            Meetings. The Audit Committee will meet as often as may be deemed necessary or appropriate in its judgment, either in person or telephonically, and at such times and places as the Audit Committee shall determine. The Audit Committee shall meet separately in executive session, periodically, with each of management, the principal internal auditor of the Company and the outside auditing firm. The Audit Committee shall report regularly to the Board with respect to its meetings. The majority of the members of the Audit Committee shall constitute a quorum.
Last revised: September 30, 2005

A-2

APPENDIX B
INDEPENDENCE STANDARDS
Excerpted from Belo Corp.
Corporate Governance Guidelines
The complete current version of the guidelines as approved and adopted by the
Board on September 30, 2005 is posted on Belo’s Web site at www.belo.com.
A copy of the guidelines may be obtained without charge upon written or oral request to
Belo Corp., Attention: Guy H. Kerr, Secretary,
P.O. Box 655237, Dallas, Texas 75265-5237, (214) 977-6606.
Board Composition & Qualifications
Independence
A substantial majority of the directors comprising the Board shall be independent directors. An “independent” director is a director who meets the New York Stock Exchange (“NYSE”) standards of independence, as determined by the Board. The Board has adopted the standards set forth on Attachment A to these Guidelines to assist it in making determinations of a director’s independence.
Board Committees
Number, Structure and Independence of Committees
The Board has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Executive. All members of the Audit, Compensation, and Nominating and Corporate Governance Committees shall be directors who meet the NYSE standards of “independence” as determined by the Board. Directors who serve on the Audit Committee must meet additional independence criteria described in Attachment A to these Guidelines.
Attachment A: Independence Standards
A director shall be independent if the director meets each of the following standards and otherwise has no material relationship with Belo, either directly, or as a partner, stockholder, or officer of an organization that has a relationship with Belo. For purposes of these standards, “Belo” means Belo Corp. and its consolidated subsidiaries, collectively.

1.	the director is not, and in the past three years has not been, an employee of Belo;

2.	an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of Belo;

3.	(a) neither the director nor a member of the director’s immediate family is a current partner of Belo’s outside auditing firm; (b) the director is not a current employee of Belo’s outside auditing firm; (c) no member of the director’s immediate family is a current employee of Belo’s outside auditing firm participating in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; and (d) neither the director nor a member of the director’s immediate family was within the past three years (but is no longer) a partner or employee of Belo’s outside auditing firm and personally worked on Belo’s audit within that time;

4.	neither the director nor a member of the director’s immediate family is, or in the past three years has been, part of an interlocking directorate in which a current executive officer of Belo served on the compensation committee of another company at the same time the director or the director’s immediate family member served as an executive officer of that company;

5.	neither the director nor a member of the director’s immediate family has received, during any 12-month period in the past three years, any direct compensation payments from Belo in excess of $100,000, other than compensation for Board service, compensation received by the director’s

B-1

immediate family member for service as a non-executive employee of Belo, and pension or other forms of deferred compensation for prior service;

6.	the director is not a current executive officer or employee, and no member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from Belo, or during any of the last three fiscal years has made payments to or received payments from Belo, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;

7.	the director is not an executive officer of a non-profit organization to which Belo makes or in the past three fiscal years has made, payments (including contributions) that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues;

8.	the director is not, and during the last fiscal year has not been, a partner in, or a controlling shareholder or executive officer of, a business corporation, non-profit organization, or other entity to which Belo was indebted at the end of Belo’s last full fiscal year in an aggregate amount in excess of 2% of Belo’s total consolidated assets at the end of such fiscal year;

9.	the director is not, and during the last fiscal year has not been, a member of, or of counsel to, a law firm that Belo has retained during the last fiscal year or proposes to retain during the current fiscal year; or

10.	the director is not, and during the last fiscal year has not been, a partner or executive officer of any investment banking firm that has performed services for Belo, other than as a participating underwriter in a syndicate, during the last fiscal year or that Belo proposes to have perform services during the current fiscal year.
The Board may determine that a director or nominee is “independent” even if the director or nominee does not meet each of the standards set forth in paragraphs (7) through (10) above as long as the Board determines that such person is independent of management and free from any relationship that in the judgment of the Board would interfere with such person’s independent judgment as a member of the Board and the basis for such determination is disclosed in Belo’s annual proxy statement.
In addition, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on that committee, if the director: (1) receives, either directly or indirectly, any consulting, advisory or other compensatory fee from Belo Corp. or any of its subsidiaries other than: (a) fees for service as a director, and (b) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Belo; or (2) is “an affiliated person” of Belo Corp. or any of its subsidiaries; each as determined in accordance with Securities and Exchange Commission regulations.
For purposes of this Attachment A, an “immediate family member” means a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

B-2

2477-PS-06

NOTICE TO PARTICIPANTS
IN THE
BELO SAVINGS PLAN
Dear Belo Savings Plan Participant:
Enclosed with this notice is a proxy statement of Belo Corp. describing the annual meeting of shareholders to be held on May 9, 2006. The annual meeting will be held for the purpose of electing four directors, ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and considering any other matters that may properly come before the meeting or any postponement or adjournment of the meeting.
Directions to the Trustees
Only Fidelity Management Trust Company and Wells Fargo Bank, N.A., as the trustees of the Belo Savings Plan, can vote the shares of Belo stock held by the Belo Savings Plan. However, under the terms of the Belo Savings Plan, you are entitled to instruct the trustees how to vote the shares of Belo stock that were allocated to your plan account at the close of business on March 17, 2006.
Enclosed with this notice is a confidential voting instruction card provided to you for the purpose of instructing the trustees how to vote your plan shares. Your participation is important. Please take the time to complete the instruction card and return it in the enclosed self-addressed and stamped envelope or vote your plan shares by toll-free telephone number or the Internet.
The trustees will vote all Belo shares held by the Belo Savings Plan in accordance with the voting instructions that are received via mail, telephone, or Internet on or before May 7, 2006, unless the trustees determine such instructions are contrary to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA). If you sign, date, and return a voting instruction card but do not check any boxes on the card, the trustees will vote your plan shares FOR all nominees standing for election as directors and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. In addition, at their discretion, the trustees of the Belo Savings Plan are authorized to vote on any other matter that properly may come before the meeting or any adjournment or postponement of the meeting.
Confidentiality and Instructions
Your voting instructions to the trustees are strictly confidential and will not be revealed, directly or indirectly, to any director, officer, or other employee of Belo or to anyone else, except as otherwise required by law. Therefore, you should feel completely free to instruct the trustees to vote your plan shares in the manner you think best.
Voting Deadline
Because of the time required to tabulate voting instructions from participants before the annual meeting, the trustees must establish a cut-off date for receipt of voting instructions. The cut-off date is May 7, 2006. The trustees cannot ensure that voting instructions received after the cut-off date will be tabulated. Therefore, it is important that you act promptly to vote your plan shares on or before May 7, 2006. If the trustees do not receive timely instructions from you with respect to your plan shares, the trustees will vote your shares in the same proportion as the shares for which voting instructions have been received from other participants.
Further Information
If you are a direct shareholder of Belo, you will also find enclosed a separate proxy card with respect to your directly-owned shares. You must vote your directly-owned shares and your plan shares separately, either by returning the proxy card and voting instruction card by mail, or by separately voting by telephone or Internet with respect to your directly-held and your plan shares. You may not use the proxy card or the voter identification information with respect to your directly-held shares to vote your plan shares. Your direct vote of non-plan shares is not confidential.
If you have questions regarding the information provided to you, you may contact the plan administrator at (800) 835-5098 between 8:00 a.m. and 5:00 p.m., Central Time, Monday through Friday.
Your ability to instruct the trustees how to vote your plan shares is an important part of your rights as a participant. Please consider the enclosed material carefully and return your voting instructions to us promptly.
April 5, 2006
FIDELITY MANAGEMENT TRUST COMPANY
WELLS FARGO BANK, N.A.
as Trustees of the BELO SAVINGS PLAN
2477-LTR-06

YOUR PROXY CARD IS ATTACHED BELOW.

PLEASE READ AND FOLLOW THE INSTRUCTIONS
CAREFULLY AND DETACH AND RETURN YOUR
COMPLETED PROXY CARD IN THE ENCLOSED
POSTAGE-PAID ENVELOPE
DO NOT MAIL YOUR
PROXY CARD IF YOU VOTE
BY TELEPHONE OR INTERNET
YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

PROXY

Annual Meeting of Shareholders — To be held May 9, 2006

THE BOARD OF DIRECTORS OF BELO CORP. SOLICITS THIS PROXY

     The undersigned hereby appoints Robert W. Decherd, Dennis A. Williamson, and Guy H. Kerr, or any one or more of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below all the shares of the common stock of Belo Corp. held of record by the undersigned on March 17, 2006, at the 2006 Annual Meeting of Shareholders, and any adjournment or postponement thereof.
     THIS PROXY, WHEN PROPERLY COMPLETED AND RETURNED BY YOU, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES STANDING FOR ELECTION AS DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
     Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
(Continued and to be dated and signed on the reverse side)

BELO CORP.
P.O. BOX 11338
CHANGE OF ADDRESS	NEW YORK, N.Y. 10203-0338

YOUR VOTE IS IMPORTANT
BELO CORP.	VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET			TELEPHONE			MAIL

https://www.proxyvotenow.com/blc				1-866-809-5161

•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy card.
•	Have your proxy card ready.	OR	•	Have your proxy card ready.	OR	•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.
There is no charge to vote by telephone. As with all Internet access, usage or service fees must be paid by the user.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. Please note all votes cast via the telephone or the Internet must be cast prior to 5:00 p.m. (Eastern Time), May 8, 2006.

☐	▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.	☒
Votes must be indicated (x) in Black or Blue ink.
1.	Election of the following nominees as Class II director (Terms expire in 2009):

FOR all nominees	☐	WITHHOLD AUTHORITY from all nominees	☐	*EXCEPTIONS	☐

Nominees: 01 -	Henry P. Becton, Jr., 02 - Roger A. Enrico, 03 - William T. Solomon, and 04 - Lloyd D. Ward.
(Instructions: To withhold authority to vote for any individual nominee, mark the “*Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

3.	At the discretion of such proxies on any other matter that properly may come before the meeting or any adjournment or postponement thereof.
This proxy, when properly completed and returned, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” all nominees standing for election as directors and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

To change your address, please mark this box and see reverse.	☐

SCAN LINE

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date	Stock Owner sign here	Co-Owner sign here

YOUR VOTING INSTRUCTION CARD FOR YOUR
BELO SAVINGS PLAN SHARES IS ATTACHED BELOW
PLEASE READ AND FOLLOW THE INSTRUCTIONS
CAREFULLY AND DETACH AND RETURN YOUR
COMPLETED VOTING INSTRUCTION CARD IN
THE ENCLOSED POSTAGE-PAID ENVELOPE.
DO NOT MAIL YOUR
VOTING INSTRUCTION CARD IF YOU VOTE
BY TELEPHONE OR INTERNET
YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

VOTING INSTRUCTIONS TO TRUSTEES OF BELO SAVINGS PLAN

Annual Meeting of Shareholders — To be held May 9, 2006

TO PARTICIPANTS IN THE BELO SAVINGS PLAN:

     As a participant in the Belo Savings Plan, you may instruct the trustees how to vote the shares of Belo common stock allocated to your account at the 2006 Annual Meeting of Shareholders, and any adjournment or postponement thereof. This voting instruction card, when properly completed and returned by you, will constitute instructions to the trustees to vote the shares of Belo common stock credited to your Belo Savings Plan account as of March 17, 2006. Your instructions to the trustees will be held in strict confidence and will be made available only to the inspectors of the election at the Annual Meeting, none of whom is an employee of Belo. Please use the other side of this form in giving your instructions.

     If the trustees have not received your voting instructions by May 7, 2006, your plan shares will be voted by the trustees in the same proportion as those shares for which voting instruction has been timely received. If you sign, date, and return a voting instruction card but do not check any boxes on the card, the trustees will vote your Belo Savings Plan shares “FOR”all nominees standing for election as directors and “FOR”the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

FIDELITY MANAGEMENT TRUST COMPANY
WELLS FARGO BANK, N.A.,
Trustees of the Belo Savings Plan

(Continued and to be dated and signed on the reverse side)

BELO CORP.
CHANGE OF ADDRESS	P.O. BOX 11344
NEW YORK, N.Y. 10203-0344

YOUR VOTE IS IMPORTANT
BELO CORP.	VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET			TELEPHONE			MAIL

https://www.proxyvotenow.com/blc				1-866-809-5161

•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your voting instruction card.
•	Have your voting instruction card ready.	OR	•	Have your voting instruction card ready.	OR	•	Detach your voting instruction card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your voting instruction card in the postage-paid envelope provided.
There is no charge to vote by telephone. As with all Internet access, usage or service fees must be paid by the user.
Your telephone or Internet vote authorizes the trustees to vote your shares in the same manner as if you marked, signed, and returned your voting instruction card. Please note all votes cast via the telephone or the Internet must be cast prior to 12:00 midnight (Eastern Time), May 7, 2006.

☐	▼ DETACH VOTING INSTRUCTION CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.	☒
Votes must be indicated (x) in Black or Blue ink.

1.	Election of the following nominees as Class II director (Terms expire in 2009):

FOR all nominees	☐	WITHHOLD AUTHORITY from all nominees	☐	*EXCEPTIONS	☐

Nominees: 01 -	Henry P. Becton, Jr., 02 - Roger A. Enrico, 03 - William T. Solomon, and 04 - Lloyd D. Ward.
(Instructions: To withhold authority to vote for any individual nominee, mark the “*Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

3.	At the discretion of the trustees of the Belo Savings Plan on any other matter that properly may come before the meeting or any adjournment or postponement thereof.
The trustees of the Belo Savings Plan, and each of them, are hereby instructed to vote in the manner directed herein or, if no direction is made, to vote “FOR” all nominees standing for election as directors and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

To change your address, please mark this box and see reverse.	☐

SCAN LINE

I hereby authorize Fidelity Management Trust Company and Wells Fargo Bank, N.A., as trustees under the Belo Savings Plan, to vote the full shares of Belo common stock credited to my account under the Belo Savings Plan at the 2006 Annual Meeting in accordance with instructions given above. Each of the trustees has appointed The Bank of New York as agent to tabulate the votes.

Date	Stock Owner sign here	Co-Owner sign here